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                                                                     EXHIBIT 2.3


                                READY STATE BANK
                              3700 West 12th Avenue
                             Hialeah, Florida 33102

                                 August 27, 1998



Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Attention:Benjamin W. Rawlins, Jr.
          Chairman and Chief Executive Officer

Ladies and Gentlemen:

      We refer to the Agreement and Plan of Reorganization (the "Merger Agreement") of even date herewith between Union Planters Corporation ("UPC") and Ready State Bank ("RSB"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

      In order to induce UPC to enter into the Merger Agreement, and in consideration of UPC's undertaking of efforts in furtherance of the transactions contemplated thereby, RSB agrees as follows:

      1. Representations and Warranties. RSB hereby represents and warrants to UPC that RSB has all requisite corporate power and authority to enter into this letter agreement (the "Agreement") and to perform its obligations set forth herein. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of RSB. This Agreement has been duly executed and delivered by RSB.

      2. Termination Fee. (a) Unless a Nullifying Event shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that
(i) the Merger Agreement shall have been terminated pursuant to Article 10.1(b) or (c) thereof, (ii) prior to or concurrently with such termination of the Merger Agreement a First Trigger Event shall have occurred, and (iii) prior to, concurrently with or within 12 months after such termination an Acquisition Event (as such term is defined below) shall have occurred, RSB shall pay to UPC a cash fee of $5.0 million. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of such Acquisition Event.



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      (b) As used herein, a "First Trigger Event" shall mean the occurrence of any of the following events:

          (i) RSB's Board of Directors shall have failed to approve or recommend the Merger Agreement or the Merger, or shall have withdrawn or modified in a manner adverse to UPC its approval or recommendation of the Merger Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing;

          (ii) RSB or any Significant Subsidiary (as such term is defined below), or the Board of Directors of RSB or a Significant Subsidiary, shall have recommended that the shareholders of RSB approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

          (iii) the Merger Agreement shall not have been approved at a meeting of RSB shareholders which has been held for that purpose prior to termination of the Merger Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than UPC or any of its Subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

          (iv) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) (other than UPC and its Subsidiaries) shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of RSB or a Significant Subsidiary; or

          (v) following the making of an Acquisition Proposal, RSB shall have breached any covenant or agreement contained in the Merger Agreement such that UPC would be entitled to terminate the Merger Agreement under Section 10.1(c) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

      (c) As used herein, "Acquisition Event' shall mean the consummation of any event described in the definition of "Acquisition Proposal," except that the percentage reference contained in clause (C) of such definition shall be 50% instead of 20%.

      (d) As used herein, "Acquisition Proposal" shall mean any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than parent or any of its Subsidiaries:
(A) a merger or consolidation, or any similar transaction, involving RSB or any Significant Subsidiary (other than



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mergers, consolidations or similar transactions involving solely RSB and/or one or more wholly owned Subsidiaries of RSB and other than a merger or consolidation as to which the common shareholders of RSB immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of RSB or any Significant Subsidiary; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of RSB or any Significant Subsidiary.

      (e) As used herein, "Nullifying Event" shall mean any of the following events occurring and continuing at a time when RSB is not in material breach of any of its covenants or agreements contained in the Merger Agreement and UPC shall be in breach of any of its covenants or agreements contained in the Merger Agreement such that RSB shall be entitled to terminate the Merger Agreement pursuant to Section 10(c) thereof (without regard to any grace period provided for therein).

      (f) As used herein, "Significant Subsidiary" shall mean a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, of RSB.

      3. To the extent that RSB is prohibited by applicable law or regulation, or by administrative actions or policy of a federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required to be paid by RSB herein in full, it shall immediately so notify UPC and thereafter deliver or cause to be delivered, from time to time, to UPC, the portion of the payments required to be paid by it herein that it is no longer prohibited from paying, within five business days after the date on which the RSB is no longer so prohibited; provided, however, that if RSB at any time is prohibited by applicable law or regulation, or by administrative actions or policy of a federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required hereunder in full, it shall (i) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (ii) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide UPC with copies of the same, and (iii) keep UPC advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

      4. Except where federal law specifically applies, this Agreement shall be construed and interpreted according to the laws of the State of Tennessee without regard to conflicts of laws principles thereof.

      5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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      6. Nothing contained herein shall be deemed to authorize RSB or UPC to breach any provision of the Merger Agreement.


         Please confirm your agreement with the understanding set forth herein by signing and returning to us the enclosed copy of this Agreement.

                              Very truly yours,

                              READY STATE BANK


                              By     /s/ Jorge I. Triay
                                 ----                  ----------------------
                                 Jorge I. Triay
                                 President and Chief Executive Officer


Accepted and agreed to as of
the date first above written:

UNION PLANTERS CORPORATION


By      /s/ M. Kirk Walters
   -----                   -------------------------
   M. Kirk Walters
   Senior Vice President and
       Chief Accounting Officer




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